Exhibit 10.24

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this December 20, 2012 between Univar Inc., a Delaware corporation (“Univar”), and D. Beatty D’Alessandro (“Executive”).

RECITALS

A. Univar is engaged in the chemical distribution business.

B. Univar wishes to employ Executive and Executive wishes to be employed by Univar in accordance with the terms and conditions set forth in this Agreement.

TERMS AND CONDITIONS

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and Univar agree as follows:

1. Employment. As of January 7, 2013 (the “Effective Date”), Univar hereby agrees to employ Executive, and Executive agrees to be employed by Univar, as Chief Financial Officer and Executive Vice President. Executive will report directly to the Chief Executive Officer of Univar. Executive agrees to serve in the assigned position or in such other capacities as may be requested from time to time by Univar. Executive agrees to perform diligently and to the best of Executive’s abilities the duties and services pertaining to such position as reasonably determined by Univar, as well as such additional or different duties and services appropriate to such positions which Executive from time to time may be reasonably directed to perform by Univar, provided that duties assigned to Executive will be consistent with the types of duties typically performed by the Executive Vice President/Chief Financial Officer, or more senior position, of a chemical distribution business of similar size and scope of Univar. Executive shall follow the reasonable instructions of Executive’s manager and will comply in all material respects with all rules, policies and procedures of Univar as modified from time to time to the extent that they are not inconsistent with this Agreement. Executive will perform all of Executive’s responsibilities in compliance with all applicable laws. During Executive’s employment, Executive will not engage in any other business activity that prevents Executive from carrying out Executive’s obligations under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Executive will be permitted to be in involved in outside activities (e.g., community boards, corporate boards) that are approved by the Chief Executive Officer of Univar (with such approval not to be unreasonably withheld).

2. At-Will Employment. Employment under this Agreement shall be terminable at-will, and, in such case either Executive or Univar may terminate Executive’s employment at any time with or without Cause or Good Reason, as defined

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in this Agreement, and without notice, subject to the requirements set forth below in Section 5. Any termination of Executive’s employment by Executive or Univar (other than by death) shall be communicated by written notice of termination to the other party in accordance with Section 16 of this Agreement.

3. Compensation.

3.1 Salary. Executive shall be paid a gross salary at the rate of $560,000 per year (the “Annual Base Salary”), with actual amounts paid to be prorated for the actual period of employment, payable in equal installments in accordance with Univar’s normal payroll practices, and subject to applicable withholdings and deductions. Univar may review Executive’s salary from time to time as part of a review of Executive’s performance and other relevant factors, including roles and responsibilities, and may determine in its sole discretion whether any increase in salary shall be made.

3.2 Annual Bonus. Univar will provide Executive with the opportunity for annual cash bonus awards in accordance with its management incentive plans and the financial performance targets set for Executive thereunder (“Annual Bonus”), with a target amount equal to 80% of the Annual Base Salary (the target bonus as a percentage of Annual Base Salary, as in effect from time to time, is hereinafter referred to as the “Target Bonus”) and a maximum Annual Bonus equal to 160% of the Annual Base Salary. The Annual Bonus will be based upon the consolidated financial results of Univar. Executive’s Annual Bonus for 2013, if any, shall be prorated based on the percentage of calendar year 2013 that Executive is employed pursuant to this Agreement. Any Annual Bonus payable pursuant to the management incentive plan shall be paid between January 1st and March 15th of the year immediately following the year to which such Annual Bonus relates.

4. Other Benefits.

4.1 Certain Benefits. Executive may participate in employee benefit programs established by Univar for personnel on a basis commensurate with Executive’s position and in accordance with Univar’s benefit plans and arrangements from time to time, including eligibility requirements, but nothing herein shall require the adoption or maintenance of any such plan.

4.2 Equity. Subject to approval by the Compensation Committee of the Board of Directors of Univar Inc., Executive will be granted 350,000 stock options to purchase shares of Univar Inc. common stock pursuant to the Univar Inc. 2011 Stock Incentive Plan and the Employee Stock Option Agreement (“Stock Option Agreement”) governing such award. The stock options will be non-qualified with an exercise price equal to the fair market value on the date of grant. The options will vest in equal installments over a period of four years, beginning on the first anniversary of the Effective Date, subject to Executive’s continued employment.

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4.3. Vacation and Holidays. Executive shall be entitled to all public holidays observed by Univar. Vacation days shall be in accordance with the applicable provision of Univar’s vacation policy, provided, however, that Executive shall be granted not less than 20 vacation days per year, which shall be prorated for 2013 based on the percentage of the calendar year that follows the Effective Date.

4.4 Expenses. Univar shall reimburse Executive in accordance with Univar’s policies and procedures for reasonable expenses necessarily incurred in Executive’s performance of Executive’s duties against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure. Executive shall be entitled to an automobile expense allowance subject to and in accordance with Univar policy.

4.5 Relocation. Univar anticipates that it may relocate Executive’s workplace from Redmond, Washington to the greater Chicago, Illinois area in 2013. In the event of such relocation, Univar shall reimburse Executive’s expenses incurred in the relocation in accordance with Univar’s policies and procedures for new hire executive management employees. Univar shall also reimburse Executive in accordance with such policies and procedures for expenses associated with temporary housing for Executive in the Redmond, Washington area (and commuting between Redmond and St. Louis, Missouri) until such time as Univar, in its sole discretion, relocates Executive’s workplace to Chicago or another location or otherwise informs Executive that such relocation is no longer anticipated, in which case Univar shall reimburse Executive’s expenses incurred in a relocation to Redmond or another location (as applicable), in accordance with its applicable policies and procedures. For a period of up to three (3) months after the relocation of Executive’s workplace from Redmond to Chicago or another location, Univar shall likewise reimburse Executive for expenses associated with temporary housing for Executive in Chicago or such other location (and commuting between Chicago or such other location and St. Louis).

5. Termination. The following provisions shall apply upon termination of Executive’s employment under applicable circumstances as set forth below. Any amount payable to Executive under this Section 5 shall be subject to all applicable federal, state and local withholdings and deductions. Except as set forth in this Section 5, upon termination of employment, Executive shall not be entitled to further payments, severance or other benefits arising under this Agreement or from Executive’s employment with Univar or its termination, except as required by law. For purposes of this Agreement, to the extent required by Internal Revenue Code Section 409A (“Section 409A”), all payments to be made upon a termination of employment shall only be made upon a “separation from service” within the meaning of Section 409A.

5.1 By Univar with Cause or by Executive without Good Reason. If Univar terminates Executive’s employment for Cause or if Executive terminates Executive’s employment without Good Reason (and not due to Total Disability), Executive shall be paid unpaid wages and unused accrued vacation earned through the termination date.

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5.1.1. “Cause,” as used herein, shall mean Executive’s (i) willful and continued failure to perform his material duties (except where due to a physical or mental incapacity) with respect to Univar or its Affiliates (as defined in Section 6.7), which continues beyond fifteen (15) business days after a written demand for substantial performance is delivered to Executive by Univar, (ii) conviction of or plea of nolo contendere to (A) the commission of a felony by Executive, or (B) any misdemeanor that is a crime of moral turpitude, (iii) willful and gross misconduct in connection with his employment duties, or (iv) breach of the non-competition, non-solicitation or confidentiality covenants to which Executive is subject pursuant to this Agreement and the anticipated Stock Option Agreement. No act on Executive’s part shall be deemed “willful” unless, in the reasonable determination of the Company, such act was done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action was in the best interest of Univar. No failure of Executive or Univar to achieve performance goals, in and of itself, shall be treated as a basis for termination of Executive’s employment for Cause.

5.1.2. “Good Reason,” as used herein, shall mean: (i) a material reduction in Executive’s base salary or a material reduction in annual incentive compensation opportunity, in each case (a) other than any isolated or inadvertent failure by Univar that is not in bad faith and is cured within thirty (30) business days after Executive gives Univar notice of such event and (b) a reduction which is applicable to all employees in the same salary grade as Executive; (ii) a material diminution of Executive’s duties or responsibilities; (iii) a relocation of Executive’s workplace of more than thirty-five (35) miles from Univar’s principal place of business (excluding Univar’s potential relocation from Redmond to the greater Chicago area or another U.S. location); or (iv) the failure of a successor to have assumed this Agreement in connection with any sale of the business, where such assumption does not occur by operation of law, provided that in order for an event described in this Section 5.1.2 to constitute Good Reason, Executive must provide notice to Univar (in accordance with Section 16 of this Agreement) within thirty (30) business days of the initial existence of such event.

5.2 By Univar other than for Cause, Death or Total Disability, or by Executive for Good Reason. If Univar terminates Executive’s employment other than for Cause, death or Total Disability, or if Executive terminates Executive’s employment for Good Reason in the absence of Cause or Total Disability, Univar shall pay to Executive the amounts and benefits set forth below; provided, however, that Executive’s entitlement to the amounts described in Sections 5.2.2 and 5.2.3 is conditioned upon Executive executing and not revoking a release (which shall be provided to Executive not later than ten (10) calendar days from the date of such termination) substantially in the form attached as Exhibit A (the “Release”), subject to appropriate revisions based on the particular circumstances of the termination, within the applicable twenty-eight (28) or fifty-two (52) day time period provided for therein (the “Applicable Release Period”); provided, however, that in any case where the first and last days of the Applicable Release Period are in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Code Section 409A shall be made in the later taxable year, following the conclusion of the Applicable Release Period.

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5.2.1 Unpaid wages and unused accrued vacation earned through the termination date;

5.2.2 A severance payment, payable in a lump sum payment not later than fifteen (15) days following the expiration of the Applicable Release Period, in a gross amount equal to one and one-half (1.5) times the sum of (A) the Annual Base Salary plus (B) the Target Bonus for the year in which Executive’s employment terminates, less applicable withholdings and deductions; and

5.2.3 A prorated Target Bonus for the year of termination, payable in a lump sum at the time such payment would be paid in accordance with Univar’s then-current management incentive plan, equal to the product of (A) the Target Bonus (if any) that would have been earned had Executive remained employed until the end of the year of termination multiplied by (B) a fraction (i) the numerator of which is the number of days Executive was employed during the year in which Executive’s employment terminates and (ii) the denominator of which is 365 (the “Prorated Target Bonus”), less applicable withholdings and deductions.

5.3 Total Disability. If Univar or Executive terminates Executive’s employment due to Executive’s Total Disability, Univar shall pay to Executive unpaid wages and unused accrued vacation earned through the termination date and the Prorated Bonus. “Total Disability” as used herein shall have the same meaning as the term “Total Disability” as used in Univar’s long-term disability policy in effect at the time of termination, if one exists. If Univar does not have a long-term disability policy in effect at such time, the term “Total Disability” shall mean Executive’s inability (with or without such accommodation as may be required by law protecting persons with disabilities) to perform the essential functions of Executive’s duties hereunder for a period aggregating to ninety (90) calendar days in a twelve (12) month period, provided, however, that this period may be extended in the sole discretion of the Chief Executive Officer of Univar Inc.

5.4 Death. If Executive’s employment terminates due to death, Univar shall pay to Executive’s estate the unpaid wages and unused accrued vacation earned through the termination date and the Prorated Bonus.

6. Confidential Information

6.1 Executive recognizes that the success of Univar and its current and future Affiliates depends upon the protection of information or materials that are designated as confidential and/or proprietary at the time of disclosure or should, based on their nature or the circumstances surrounding such disclosure, reasonably be deemed confidential, including without limitation information to which Executive has access while employed by Univar, whether recorded in any medium or merely memorized (all

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such information being “Confidential Information”). “Confidential Information” includes without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers, and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, designs, specifications, compilations, inventions (as defined in Section 8.1), improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques. Confidential Information expressly includes information provided to Univar and its Affiliates by third parties under circumstances that require them to maintain the confidentiality of such information. Notwithstanding the foregoing, Executive shall have no confidentiality obligation with respect to disclosure of any Confidential Information that (a) was, or at any time becomes, available in the public domain, other than through a violation of this Agreement or (b) Executive can demonstrate by written evidence was furnished to Executive by a third party in lawful possession thereof and who was not under an obligation of confidentiality to Univar or any of its Affiliates.

6.2 Executive agrees that during Executive’s employment and after termination of employment irrespective of cause, Executive will use Confidential Information only for the benefit of Univar and its Affiliates and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as required in Executive’s reasonable business judgment to discharge his duties hereunder or as authorized by Univar or its Affiliates. Notwithstanding the foregoing, Executive may disclose Confidential Information as required pursuant to an order or requirement of a court, administrative agency or other government body, provided Executive has notified Univar or the applicable Affiliate immediately after receipt of such order or requirement and allowed Univar and/or the Affiliate a meaningful opportunity to apply for protective measures.

6.3 Executive hereby assigns to Univar any rights Executive may have or acquire in such Confidential Information and acknowledges that all Confidential Information shall be the sole property of Univar and/or its Affiliates or their assigns.

6.4 There are no rights granted or any understandings, agreements or representations between the parties hereto, express or implied, regarding Confidential Information that are not specified herein, other than those set forth in the anticipated Stock Option Agreement.

6.5 Executive’s obligations under this Section 6 are in addition to any obligations that Executive has under the anticipated Stock Option Agreement, as well as under state and federal law.

6.6 Executive agrees that in the course of Executive’s employment with Univar, Executive will not violate in any way the rights that any entity, including any former employer, has with regard to trade secrets or proprietary or confidential information.

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6.7 For purposes of this Agreement, the term “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with Univar Inc., whether through ownership of voting securities, by contract or otherwise.

6.8 Executive’s obligations under this Section 6 are indefinite in term and shall survive the termination of Executive’s employment.

7. Return of Univar Property. Executive acknowledges that all tangible items containing any Confidential Information, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of Univar or its applicable Affiliate, and Executive shall deliver to Univar all such material in Executive’s possession or control upon Univar’s request and in any event upon the termination of Executive’s employment with Univar. Executive shall also return any keys, equipment, identification or credit cards, or other property belonging to Univar or its Affiliates upon termination or request.

8. Inventions.

8.1 Executive understands and agrees that all Inventions are the exclusive property of Univar. As used in this Agreement, “Inventions” shall include without limitation ideas, discoveries, developments, concepts, inventions, original works of authorship, trademarks, mask works, trade secrets, ideas, data, information, know-how, documentation, formulae, results, prototypes, designs, methods, processes, products, formulas and techniques, improvements to any of the foregoing, and all other matters ordinarily intended by the words “intellectual property,” whether or not patentable, copyrightable, or otherwise able to be registered, which are developed, created, conceived of or reduced to practice by Executive, alone or with others, during Executive’s employment with Univar or Affiliates (whether or not during working hours) or within three (3) months thereafter and related to Univar’s then existing or proposed business. In recognition of Univar’s ownership of all Inventions, Executive shall make prompt and full disclosure to Univar of, will hold in trust for the sole benefit of Univar, and (subject to Section 8.2 below) hereby assigns, and agrees to assign in the future, exclusively to Univar all of Executive’s right, title, and interest in and to any and all such Inventions.

8.2 NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140: Executive understands that Executive’s obligation to assign inventions shall not apply to any invention for which no equipment, supplies, facilities, or trade secret information of Univar was used and that was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the business of Univar, or (ii) to Univar’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for Univar.

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8.3 To the extent any works of authorship created by Executive made within the scope of employment may be considered “works made for hire” under United States copyright laws, they are hereby agreed to be works made for hire. To the extent any such works do not qualify as a “work made for hire” under applicable law, and to the extent they include material subject to copyright, Executive hereby irrevocably and exclusively assigns and conveys all rights, title and interests in such works to Univar subject to no liens, claims or reserved rights. Executive hereby waives any and all “moral rights” that may be applicable to any of the foregoing, for any and all uses, alterations, and exploitation thereof by Univar, or its Affiliates, or their successors, assignees or licensees. To the extent that any such “moral rights” may not be waived in accordance with law, Executive agrees not to bring any claims, actions or litigation against Univar, its Affiliates, or their successors, assignees or licensees, based on or to enforce such rights. Without limiting the preceding, Executive agrees that Univar may in its discretion edit, modify, recast, use, and promote any such works of authorship, and derivatives thereof, with or without the use of Executive’s name or image, without compensation to Executive other than that expressly set forth herein.

8.4 Executive hereby waives and quitclaims to Univar any and all claims of any nature whatsoever that Executive now or hereafter may have for infringement of any patent or patents from any patent applications for any Inventions. Executive agrees to cooperate fully with Univar and take all other such acts requested by Univar (including signing applications for patents, assignments, and other papers, and such things as Univar may require) to enable Univar to establish and protect its ownership in any Inventions and to carry out the intent and purpose of this Agreement, during Executive’s employment or thereafter. If Executive fails to execute such documents by reason of death, mental or physical incapacity or any other reason, Executive hereby irrevocably appoints Univar and its officers and agents as Executive’s agent and attorney-in-fact to execute such documents on Executive’s behalf.

8.5 Executive agrees that there are no Inventions made by Executive prior to Executive’s employment with Univar and belonging to Executive that Executive wishes to have excluded from this Section 8 (the “Excluded Inventions”), with the single exception of an invention concerning various aspects of image processing systems and methods that include various databases, vendor access and/or expert access in a collaborative, weighted, interactive environment to assist in identifying products (titled, “Collaborative Image Systems and Methods for Identifying Products”). If during Executive’s employment with Univar, Executive uses in the specifications or development of, or otherwise incorporates into a product, process, service, technology, or machine of Univar or its Affiliates, or otherwise uses in connection with his work for Univar, any invention, proprietary know-how, or other intellectual property in existence before the Effective Date owned by Executive or in which Executive has any interest, including the Excluded Invention (“Existing Know-How”), Univar or its Affiliate, as the case may be, is hereby granted and shall have a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable, worldwide right and license under the Existing Know-How (including any patent or other intellectual property rights therein) to make, have made, use, sell, reproduce, distribute, make derivative works from, publicly perform and

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display, and import, and to sublicense any and all of the foregoing rights to that Existing Know-How (including the right to grant further sublicenses) without restriction as to the extent of Executive’s ownership or interest, for so long as such Existing Know-How is in existence and is licensable by Executive.

9. Non-Solicitation and Non-Competition.

9.1 During Executive’s employment with Univar, and for a period expiring eighteen (18) months after the termination of Executive’s employment, regardless of the reason, if any, for such termination, Executive shall not, in the United States, Western Europe, Canada, China or Brazil, directly or indirectly:

9.1.1 solicit or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of Univar or any of its Affiliates to alter or discontinue his or her relationship with Univar or its Affiliates;

9.1.2 solicit from any person or entity that was a customer of Univar or any of its Affiliates during Executive’s employment with Univar any business of a type or nature similar to the business of Univar or any of its Affiliates with such customer;

9.1.3 solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Univar or any of its Affiliates to discontinue its relationship with Univar or its Affiliates;

9.1.4 solicit, divert, take away or attempt to solicit, divert or take away any customers of Univar or its Affiliates; or

9.1.5 engage in or participate in the chemical distribution or logistics business.

9.2 Nothing in Section 9.1 limits Executive’s ability to hire an employee of Univar or any of its Affiliates in circumstances under which such employee first contacts Executive regarding employment and Executive does not violate any of Sections 9.1.1, 9.1.2, 9.1.3, 9.1.4 or 9.1.5 herein.

9.3 Univar and Executive agree that the provisions of this Section 9 do not impose an undue hardship on Executive and are not injurious to the public; that this provision is necessary to protect the business of Univar and its Affiliates; that the nature of Executive’s responsibilities with Univar under this Agreement provide and/or will provide Executive with access to Confidential Information that is valuable and confidential to Univar and its Affiliates; that Univar would not employ Executive if Executive did not agree to the provisions of this Section 9; that this Section 9 is reasonable in terms of length of time and scope; and that adequate consideration supports this Section 9. In the event that a court determines that any provision of this Section 9 is unreasonably broad or extensive, Executive agrees that such Court should narrow such provision to the extent necessary to make it reasonable and enforce the provision as narrowed.

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10. Remedies. Notwithstanding any other provisions of this Agreement regarding dispute resolution, including Section 11, Executive agrees that Executive’s violation of any of Sections 6, 7, 8 or 9 of this Agreement would cause Univar or its Affiliates irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction restraining Executive from violation of the terms of this Agreement upon any breach or threatened breach of Executive of the obligations set forth in any of Sections 6, 7, 8 or 9. The preceding sentence shall not be construed to limit Univar or its Affiliates from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Agreement, including Sections 6, 7, 8 or 9.

11. Venue. Except for proceedings for injunctive relief, the venue of any litigation arising out of Executive’s employment with Univar or interpreting or enforcing this Agreement shall lie in a court of appropriate jurisdiction in King County, Washington.

12. Fees. The prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

13. Disclosure. Executive agrees fully and completely to reveal the terms of Sections 6, 7, 8 and 9 of this Agreement, as well as the restrictive covenants in the anticipated Stock Option Agreement, to any future employer or business contacts of Executive and authorizes Univar and its Affiliates, at their election, to make such disclosure.

14. Representation of Executive. Executive represents and warrants to Univar that Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement. Executive shall not in the course of Executive’s employment violate any obligation that Executive may owe any third party, including former employers.

15. Assignability. During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Univar may assign its rights and obligations under this Agreement without Executive’s consent to any of its Affiliates or to a successor by sale, merger or liquidation, if such successor carries on the business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation and, notwithstanding anything in this Agreement, such assignment and Executive’s transfer of employment thereunder shall not be deemed a termination of employment under Section 5.2 of this Agreement. This Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns and on Univar, its successors and assigns.

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16. Notices. Any notice required or permitted to be given hereunder is sufficient if in writing and delivered by e-mail, by hand, by facsimile or by registered or certified mail, at a valid address of the Executive on file with Univar, or in the case of Univar, at the address of its principal executive offices, attention to the General Counsel, or such other address as may be provided to each party by the other, and shall be considered given upon receipt except that any notice by registered or certified mail shall be considered given three (3) business days after the date of deposit thereof in the U.S. mail.

17. Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

18. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

19. Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Washington without regard to the conflicts of law provisions of such laws.

20. Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of this Agreement shall survive a termination of this Agreement or the termination of Executive’s employment with Univar, except for obligations under Sections 1, 2, 3 and 4.

21. Entire Agreement. This instrument contains the entire agreement of Executive and Univar with respect to the subject matter herein and supersedes all prior such agreements and understandings, and there are no other such representations or agreements other than as stated in this Agreement related to the terms and conditions of Executive’s employment with Univar; provided, however, that the anticipated Stock Option Agreement shall also have full force and effect. This Agreement and the anticipated Stock Option Agreement shall be interpreted in a manner that avoids any conflict and allows both agreements to be given full effect and enforcement. If there is any unavoidable conflict between any provision(s) of this Agreement and any provision(s) of the anticipated Stock Option Agreement, Executive and Univar agree that the provision(s) providing the greater protection of Univar’s interests shall govern. This

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Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification agreed to by Univar must, in order to be binding upon Univar, be signed by the Chief Executive Officer of Univar.

22. Executive’s Recognition of Agreement. Executive acknowledges that Executive has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of the business of Univar and its Affiliates. Executive acknowledges that Executive has been advised by Univar that Executive is entitled to have this Agreement reviewed by an attorney of his selection, at Executive’s expense, prior to signing, and that Executive has either done so or elected to forgo that right.

23. Delayed Payment under certain Circumstances. Notwithstanding anything in this Agreement to the contrary, to the extent required to avoid an additional income tax under Internal Revenue Code Section 409A, the payment of any compensation pursuant to Sections 5.2.2, 5.2.3, 5.3 or 5.4 due to Executive’s separation from service shall be delayed for a period of six (6) months if Executive is a “specified employee” as defined in Internal Revenue Code Section 409A(a)(2)(B)(i). In such a circumstance, the payments that would otherwise have been made during such six (6) month period will be paid on the six-month anniversary of Executive’s separation from service (or promptly upon any earlier death of Executive).

24. Section 409A. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and if necessary, any such provision shall be deemed amended comply with Section 409A and the regulations thereunder. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from section 409A for certain short-term deferral amounts, and accordingly, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent. Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement (or if no such period is specified, during Executive’s lifetime), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the parties have duly signed and delivered this Employment Agreement as of the day and year first above written.

UNIVAR INC.

By
J. Erik Fyrwald
Chief Executive Officer

EXECUTIVE

D. Beatty D’Alessandro

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EXHIBIT A

UNIVAR INC.

RELEASE

This Release (“Release”) is entered into by                      (“Executive”) with respect to the termination of the employment relationship between Executive and Univar Inc. (the “Company”).

1. Executive’s last day of employment with the Company was                      (“Termination Date”). Executive shall not seek future employment or any right to future employment with the Company, its parent or any of its affiliates.

2. Executive has been provided all compensation and benefits earned Executive by virtue of Executive’s employment with the Company, except to the extent that Executive may still be owed salary earned during the last pay period prior to the Termination Date and accrued unused vacation, and excluding amounts Executive may be eligible to receive pursuant to Section 5.2 of the Employment Agreement between Executive and the Company dated                      (“Employment Agreement”).

3. As consideration for the obligations undertaken by the Company pursuant to the Employment Agreement, including without limitation Section 5.2 of that agreement, Executive hereby releases the Company and its affiliates, including without limitation Univar USA Inc., and their respective officers, directors, and employees, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any: contracts, express or implied (including the Employment Agreement); tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Fair Labor Standards Act, the Washington Law Against Discrimination, the Washington Minimum Wage Act and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include claims for breach or enforcement of this Release, claims by Executive challenging the validity of this Release in connection with claims arising under the ADEA, claims that arise after the execution of this Release, claims to vested benefits under ERISA, workers’ compensation claims, or any other claims that may not be released under this Release in accordance with applicable law.

4. Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim,

D. Beatty D’Alessandro Employment Agreement

if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA. Moreover, while nothing in this Agreement restricts Executive from bringing before any fair employment practices agencies matters for which such agencies have jurisdiction, or cooperating in any investigation by any such agency, Executive covenants and promises that he waives, releases, and shall not accept any benefits of any administrative or agency action. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

5. Executive represents and warrants that Executive has turned over to the Company all property of the Company and its affiliates, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its affiliates or that Executive generated in the course of employment with the Company.

6. Executive specifically agrees as follows:

a. Executive has carefully read this Release [(if applicable), including the attached Exhibit A setting forth various disclosures regarding the applicable separation program as required by the ADEA,] and finds that it is written in a manner that Executive understands;

b. Executive is knowingly and voluntarily entering into this Release;

c. Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

d. Executive understands that this Release is waiving any potential claims under the ADEA and other discrimination statutes, except as provided in this Release;

e. Executive is hereby advised by this Release to consult with an attorney prior to executing this Release and has done so or has knowingly and voluntarily waived the right to do so;

f. Executive understands he has a period of at least [twenty-one (21)] [forty-five (45)] days from the date a copy of this Release is provided to Executive in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

D. Beatty D’Alessandro Employment Agreement

g. If during the [twenty-one (21)] [forty-five (45)] day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void; the effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

h. Executive may accept this Release before the expiration of the [twenty-one (21)] [forty-five (45)] days, in which case Executive shall waive the remainder of the [twenty-one (2l)-day] [forty-five (45)-day] waiting period.

7. Executive hereby acknowledges his obligation to comply with any and all obligations that survive the termination of his employment with the Company pursuant to the Employment Agreement, the Stock Option Agreement, and/or operation of law, including without limitation obligations with respect to confidentiality, assignment of inventions, non-competition and non-solicitation.

8. Section 3 of this Release is integral to its purpose and may not be severed from this Release. In the event that any other provision of this Release shall be found to be unlawful or unenforceable, such provision shall be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision shall be severed from the Release and the remaining provisions shall remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Release are put into question, all provisions shall be interpreted in a manner that would make them consistent with current law.

9. With regard to the subject matter herein, this Release shall be interpreted pursuant to Washington law.

Executive:

(Signature)

(Print Name)

Dated:

D. Beatty D’Alessandro Employment Agreement